Exhibit 99.1

BioVie Announces Pricing of $4.74 Million Registered Direct Offering and Concurrent Private Placement Priced At-The-Market Under Nasdaq Rules

CARSON CITY, Nev., November 4, 2026- BioVie Inc. (NASDAQ: BIVI) (“BioVie” or the “Company”), a clinical-stage company developing innovative drug therapies for neurological and neurodegenerative diseases, today announced that it has entered into a securities purchase agreement with a single healthcare focused institutional investor for the purchase and sale of 2,962,500 shares of common stock (or common stock equivalents in lieu thereof) at a purchase price of $1.60 per share in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, the Company will issue and sell unregistered common warrants to purchase up to 2,962,500 shares of common stock (together with the registered direct offering, the “Offering”). The common warrants will have an exercise price of $1.70 per share, will be exercisable six months following their issuance and will expire five and a half years from the issuance date.

The gross proceeds from the Offering are expected to be approximately $4.74 million, before deducting placement agent commissions and other Offering expenses. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The closing of the Offering is expected to occur on or about November 5, 2026, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The shares of common stock (and common stock equivalents in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-296924), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 29, 2026. The offering of the shares of common stock (and common stock equivalents in lieu thereof) is being made only by means of a prospectus supplement and accompanying prospectus that are a part of the effective registration statement. A prospectus supplement relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The concurrent private placement of the common warrants and the common stock underlying the common warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. Accordingly, the securities issued in the concurrent private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioVie Inc.

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage biopharmaceutical company focused on developing therapies for neurological disorders and advanced liver disease. Its lead investigational drug candidate, bezisterim (NE3107), targets neuroinflammation and insulin resistance, which are believed to be key drivers of Alzheimer’s and Parkinson’s disease. Bezisterim is also being studied for Long COVID, where persistent inflammation is thought to underlie symptoms such as brain fog and fatigue.

In liver disease, BioVie is advancing BIV201, a continuous infusion of terlipressin treatment that has received FDA Orphan and Fast Track designations. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis, and the Company plans to study BIV201 in a Phase 3 trial for the reduction of further decompensation in patients with cirrhosis and ascites. For more information, visit www.bioviepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project,” “potential,” “may,” or words of similar meaning. Forward-looking statements in this release include, but are not limited to, statements regarding: the expected closing date of the Offering and the satisfaction of customary closing conditions, the expected gross proceeds from the Offering, the Company’s intended use of net proceeds from the Offering, the potential for bezisterim to address unmet clinical needs in Parkinson’s disease; the design and conduct of future clinical trials, including a potentially pivotal Phase 3 trial; the potential clinical significance of biomarker and proteomic observations; and the Company’s ability to advance bezisterim through clinical development. The biomarker and proteomic endpoints reported in this release are exploratory in nature. Changes in such biomarkers may not correlate with clinical benefit or support regulatory approval. The FDA has not validated these biomarkers as surrogate endpoints for Parkinson’s disease. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to risks related to the early stage of development of bezisterim and other product candidates, the possibility that results observed in this Phase 2 study of 57 patients over 12 weeks may not be replicated in larger or longer-duration trials, the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, the possibility that clinical trial results may not be indicative of results in subsequent or larger trials, our ability to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Contact:

Chuck Padala

Managing Director, LifeSci Advisors, LLC

chuck@lifesciadvisors.com

For Media Inquiries:

Contact:

Melyssa Weible

Managing Partner, Elixir Health Public Relations

mweible@elixirhealthpr.com